Exhibit 99.1

AITX Cancels Previously Proposed Authorized Share Increase Following Reverse Stock Split

Detroit, Michigan, March 16, 2026 - Artificial Intelligence Technology Solutions, Inc., (the "Company") (OTCID:AITXD), a global leader in AI-driven security and productivity solutions, today announced that its Board of Directors has voted not to proceed with the previously proposed increase in the Company's authorized share count, following completion of the Company's 100-for-1 reverse stock split.

On March 2, 2026, the Company filed a Definitive Information Statement with the U.S. Securities and Exchange Commission related to a proposed increase of 3.8 billion authorized shares of common stock, which would have raised the Company's authorized common share count from 27.5 billion shares to 31.3 billion shares.

On March 12, 2026, the Company's 100-for-1 reverse stock split was processed by FINRA. In connection with the completion of the reverse split, the AITX Board of Directors unanimously voted not to proceed with the previously proposed authorized share increase.

• As a result, the Company's authorized capitalization remains unchanged at 27,520,000,000 total shares, consisting of: 27,500,000,000 shares of common stock

• 20,000,000 shares of preferred stock

Steve Reinharz, CEO/CTO and founder of AITX, commented, "With the reverse split now completed, we determined that the proposed authorized share increase was no longer necessary. Canceling the increase reflects our ongoing efforts to responsibly manage the Company's capital structure while we remain focused on executing our operational plan."

The Company also indicated that management and the Board of Directors will evaluate a potential reduction to the authorized share count, with the goal of better aligning the Company's capital structure with its long-term objectives. Any decision regarding an authorized share reduction will be communicated to investors once that review has been completed.

AITX continues to focus on expanding deployments of its AI-driven security and automation solutions while progressing toward its goal of achieving positive operational cash flow.

The Company invites investors and interested parties to review its corporate profile, available at www.aitx.ai/request-aitx-company-profile/.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues or results of operations. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/